Exhibit 99.3
UNAUDITED PRO FORMA FINANCIAL INFORMATION
On August 8, 2018, Cannae Holdings, Inc. (the "Company", "we" or "our") entered into an agreement to partner with an investment consortium (the “Consortium”) including CC Capital Partners LLC, Bilcar LLC and funds affiliated with Thomas H. Lee Partners, L.P. along with other investors to acquire The Dun & Bradstreet Corporation, a Delaware corporation ("Dun & Bradstreet" or "DNB"). Contemporaneously, Dun & Bradstreet entered into an Agreement and Plan of Merger (the "Merger Agreement") by and between Dun & Bradstreet, Star Parent, L.P. ("Star Parent"), a Delaware limited partnership, and Star Merger Sub, Inc. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Star Parent, and upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Dun & Bradstreet (the "Merger"), with Dun & Bradstreet continuing as the surviving company in the Merger.
On February 8, 2019, the Company and Consortium along with Black Knight Inc. completed the previously announced acquisition of DNB. Of the Company's previously disclosed $900.0 million commitment to purchase equity of Dun & Bradstreet, at closing, we funded and retained a $505.6 million investment (the "DNB Investment") in Star Parent and syndicated the remainder to other investors. In connection with the closing of the acquisition of DNB, the Company was issued certain limited partner interests in Star Parent and equity interests in the general partner of Star Parent, Star Parent GP Holdings, LLC, which together represent approximately 24.5% of the outstanding common equity of Star Parent. In April 2019, we syndicated an additional $2.6 million of our DNB Investment to other investors resulting in a reduction in the Company's ownership to 24.3% of the outstanding common equity of Star Parent.
Star Parent was formed on August 7, 2018. Star Parent was formed for purposes of the D&B Acquisition and was the legal acquirer of D&B. There was no significant activity in Star Parent from the initial formation until the D&B Acquisition; therefore, Star Parent's 2018 financial information is not separately presented or included as an exhibit to this Current Report on Form 8-K.
We will account for the DNB Investment as an equity method investment which will result in our initial investment being recorded as an Investments in unconsolidated affiliates on our balance sheet and our portion (24.5%) of Dun & Bradstreet's periodic earnings or losses to be included in Equity in losses of unconsolidated affiliates, outside of operating loss, on our statement of operations.
The following tables present information about the Company's financial condition and results of operations, after giving effect to the DNB Investment.
The information under ‘‘Summarized Pro Forma Balance Sheet Information’’ in the table below assumes the DNB Investment was completed on December 31, 2018.
The information under ‘‘Summarized Pro Forma Statement of Operations Information’’ in the tables below gives effect to the pro forma results for the year ended December 31, 2018 assuming the DNB Investment occurred on January 1, 2018. Such pro forma results should be read in conjunction with the historical financial statements of Dun & Bradstreet included as Exhibit 99.2 to this Current Report on Form 8-K.
The unaudited pro forma information, while helpful in illustrating the financial characteristics of the Company after the DNB Investment, does not necessarily reflect what the company’s financial condition or results of operations would have been had the investment occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors including, but not limited to, Star Parent's completion of its purchase accounting for the Merger. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results.
The information presented below was derived from our consolidated and combined financial statements and should be read together with such consolidated and combined financial statements of Cannae, including the related notes thereto, included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Summarized Pro Forma Balance Sheet Information, in millions:

	As of December 31, 2018
	Historical Cannae	Adjustments for DNB Investment	Pro Forma Cannae
ASSETS	(unaudited)	(unaudited)	(unaudited)
Current assets:
Cash and cash equivalents (1)	$323.0	(255.6)	$67.4
Other current assets	128.7	—	128.7
Total current assets	451.7	(255.6)	196.1
Investments in unconsolidated affiliates (3)	397.2	505.6	902.8
Property and equipment, net	176.4	—	176.4
Other intangible assets, net	175.8	—	175.8
Goodwill	164.8	—	164.8
Other non-current assets	93.6	—	93.6
Total assets	$1,459.5	$250.0	$1,709.5

LIABILITIES AND EQUITY
Liabilities:
Total current liabilities	160.0	—	160.0
Notes payable, long term (2)	42.2	250.0	292.2
Other liabilities, long term	57.6	—	57.6
Total liabilities	259.8	250.0	509.8
Equity:
Cannae common stock, $0.0001 par value; authorized 115,000,000 shares as of December 31, 2018 and December 31, 2017; issued of 72,234,330 and 70,858,143 as of December 31, 2018 and December 31, 2017, respectively; and outstanding of 72,223,692 and 70,858,143 as of December 31, 2018 and December 31, 2017, respectively	—	—	—
Preferred stock, $0.0001 par value; authorized 10,000,000 shares; issued and outstanding, none as of December 31, 2018 and December 31, 2017	—	—	—
Retained earnings	45.8	—	45.8
Additional paid-in capital	1,146.2	—	1,146.2
Less: Treasury stock, 10,638 shares as of December 31, 2018, at cost	(0.2)	—	(0.2)
Accumulated other comprehensive loss	(67.2)	—	(67.2)
Total equity	1,124.6	—	1,124.6
Noncontrolling interests	75.1	—	75.1
Total Cannae shareholders' equity	1,199.7	—	1,199.7
Total liabilities and equity	$1,459.5	$250.0	$1,709.5
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(1) Pro forma adjustment represents net effect of the amounts borrowed by the Company under existing credit facilities and the cash outlay made by the Company for the DNB Investment.
(2) Pro forma adjustment represents the amounts borrowed by the Company under existing credit facilities of $250.0 million.
(3) Pro forma adjustment represents the equity method investment recorded for the Company's initial DNB Investment.

Summarized Pro Forma Statement of Operations Information, in millions:

	For the year ended December 31, 2018
	Historical Cannae	Adjustments for DNB Investment	Pro Forma Cannae
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Restaurant revenue	1,117.8	—	1,117.8
Other operating revenue (1)	87.6	12.0	99.6
Total operating revenue	1,205.4	12.0	1,217.4
Operating expenses:
Cost of restaurant revenue	991.3	—	991.3
Personnel costs	170.3	—	170.3
Depreciation and amortization	61.3	—	61.3
Other operating expenses	105.6	—	105.6
Goodwill impairment	26.7	—	26.7
Total operating expenses	1,355.2	—	1,355.2
Operating (loss) income	(149.8)	12.0	(137.8)
Other income (expense):
Interest and investment income	6.3	—	6.3
Interest expense (2)	(4.7)	(15.3)	(20.0)
Realized gains, net	166.8	—	166.8
Total other income (expense)	168.4	(15.3)	153.1
Earnings (loss) before income taxes and equity in earnings (losses) of unconsolidated affiliates	18.6	(3.3)	15.3
Income tax expense (benefit) (3)	13.1	(25.7)	(12.6)
Earnings before equity in losses of unconsolidated affiliates	5.5	22.4	27.9
Equity in losses of unconsolidated affiliates (4)	(16.1)	(122.6)	(138.7)
Net loss	(10.6)	(100.2)	(110.8)
Less: Net loss attributable to non-controlling interests	(38.2)	—	(38.2)
Net earnings (loss) attributable to Cannae Holdings, Inc. common shareholders	$27.6	$(100.2)	$(72.6)
Earnings per share
Net earnings (loss) per share, basic	$0.39	$(1.41)	$(1.02)
Net earnings (loss) per share, diluted	$0.39	$(1.41)	$(1.02)
Weighted average shares outstanding Cannae Holdings common stock, basic basis	71.2		71.2
Weighted average shares outstanding Cannae Holdings common stock, diluted basis	71.3		71.3
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(1) Pro forma adjustment represents syndication fees earned by the Company associated with its organization of additional investors.
(2) Pro forma adjustment represents the interest expense associated with the $250.0 million borrowed by the Company under existing credit facilities to fund a portion of our DNB Investment at an average interest rate of 6.1%. The effect on income of a 1/8 percent variance in the average interest rate used is not material.
(3) Pro forma adjustment represents the corporate tax impact of expense associated additional pro forma operating revenue (1), benefit associated with additional pro forma interest expense (2), and deferred tax benefit on pro forma equity in losses of unconsolidated affiliates (4).

(4) Pro forma adjustment represents the Company's equity in Star Parent's, the legal acquirer and ultimate parent of DNB, pro forma net losses for the year ended December 31, 2018. It was calculated by adjusting the Company's proportionate share of DNB's historical net earnings to reflect pro forma adjustments, including: (a) an increase in amortization expense for preliminary purchase accounting adjustments made by Star Parent as the legal acquirer of DNB, net of historical amortization expense associated with assets revalued or written off, (b) an increase in interest expense related to the debt incurred by Star Parent as a result of its acquisition of DNB, (c) an increase in equity compensation expense resulting from the issuance of new equity compensation by Star Parent and reversal of stock-based compensation in legacy DNB equity and (d) decreases in income tax expense (increase in income tax benefit) resulting from the additional pro forma losses associated with (a), (b) and (c). In addition to pro forma adjustments to the historical net earnings attributable to DNB, the Company's proportionate share of its equity in Star Parent earnings or loss will be reduced (increased loss) by (e) dividends on preferred equity paid by Star Parent's subsidiaries to other investors. A detail of the Company’s proportionate share of pro forma net losses attributable to Star Parent common shareholders for the year ended December 31, 2018 is as follows (in millions):

Year-ended
December 31, 2018
(In millions)
Historical net earnings attributable to DNB, see Exhibit 99.2	$288.1
Pro forma adjustments:
Purchase accounting amortization (a)	(584.1)
Incremental interest expense on new debt (b)	(289.2)
Incremental equity compensation expense (c)	(2.6)
Income tax benefit (d)	219.0
Total pro forma adjustments to historical earnings attributable to DNB	(656.9)
Star Parent pro forma net loss	(368.8)
Dividends on preferred equity (e)	(131.8)
Star Parent pro forma net loss attributable to common shareholders	(500.6)
Cannae ownership of Star Parent	24.5%
Cannae's proportionate share of Star Parent pro forma net loss attributable to common shareholders	$(122.6)